AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 15th day of July, 1996, by and between Jupiter Realty Corporation, an Illinois corporation ("Purchaser"), and N.H. Associates, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price, subject to the terms of Paragraph 29 of this Agreement, of Twenty-Four Million And No/100 Dollars ($24,000,000.00) (the "Purchase Price") that certain property commonly known as North Hill Apartments, Atlanta, Georgia, a 420 unit apartment complex legally described on Exhibit A attached hereto, together with all improvements and fixtures thereon and appurtenances thereto belonging (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1.Upon the execution of this Agreement, the sum of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) (the "Original Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2.On or before 2:00 p.m. Chicago time on August 29, 1996, Purchaser shall deliver to Escrow Agent funds in the amount of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) (the "Additional Earnest Money", together with the Original Earnest Money, the "Earnest Money"), provided that Purchaser has not terminated this Agreement pursuant to Paragraph 7;

     2.3.The assumption by Purchaser of the obligations relating to the current financing encumbering the Property evidenced by Purchaser accepting title to the Property subject to the obligations of Seller, as "Owner" under the Existing Bond and Mortgage Documents (hereinafter defined); and

     2.4.On the "Closing Date" (hereinafter defined), the balance of the Purchase Price (i.e., $24,000,000.00 less (a) the then outstanding principal amount of the Bonds (hereinafter defined) and (b) the amount of the Earnest Money), adjusted in accordance with Section 12 of this Agreement, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.
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3.   TITLE COMMITMENT AND SURVEY.

     3.1.Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by First American Title Insurance Company dated February 21, 1996 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) rights of tenants in possession, as tenants only, under unrecorded leases listed on the rent roll attached hereto as Exhibit L; (b) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser;
(e) the Existing Bond and Mortgage Documents including, without limitation, the Regulatory Agreement (hereinafter defined); and (f) the title exceptions set forth in Schedule B, Part II of the Title Commitment as Numbers 7 and 10 through 18 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". On the Closing Date, Near North National Title Corporation, as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser shall pay for the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2.Purchaser has received an updated survey of the Property prepared by Construction Engineering Associates recertified April 12, 1996 (the "Survey"). Purchaser shall pay for all costs relating to the Survey of the Property.

     3.3.The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. Seller shall pay for the costs of the transfer tax to be paid with reference to the "Deed" (hereinafter defined). In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser shall pay for the costs of all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. Each party shall pay for its respective attorney's fees.

5.   CONDITION OF TITLE.

     5.1.Within ten (10) business days after the date of this Agreement, Purchaser shall obtain a date-down to the Title Commitment to Purchaser. If this date-down to the Title Commitment, any update to the Survey, or any other date-down to the Title Commitment prior to "Closing" (as hereinafter defined) discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the respective date-down to the Title Commitment or updated Survey, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or
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damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2.Seller agrees to convey fee simple title to the Property to Purchaser by limited warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1.Except as provided in the indemnity provisions contained in Paragraph
7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Purchaser and Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall, at Purchaser's discretion, either repair and restore the Property prior to Closing in a manner satisfactory to Purchaser (in which case the Closing Date shall be extended until completion of such restoration, but in no event longer than sixty (60) days after the Closing
Date) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. If Purchaser elects to take an assignment of all insurance claims as provided for in this Paragraph 6, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts applicable thereto. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Purchaser and Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5)
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business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     6.2.If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

         6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

         6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3.Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1.During the period commencing on the date of the execution of this Agreement and ending at 5:00 p.m. Chicago time August 29, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to

Seller, to inspect the Property. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date 1996 operating statements.

     Purchaser shall have the right to verify, inspect, investigate and review, in the Purchaser's sole discretion: (i) documentation of any covenants, conditions and restrictions and other exceptions of title of record, (ii) the condition of title to the Property and the Survey, as the same may be updated,
(iii) physical inspection of the Property including engineering investigation,
(iv) the Existing Bond and Mortgage Documents, (v) the leases and service contracts, (vi) environmental condition of the Property, and (vii) any and all other documentation or evidence relating to the ownership, zoning, financing, value, income, expense, operation, leasing and maintenance and repair of the Property. In addition, during the Inspection Period, Purchaser shall have the right, at its sole cost, to have a licensed termite exterminator conduct an inspection of the Property to determine whether there is a visible, active termite infestation. From the date of this Agreement through Closing, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the Property to inspect, examine, survey, obtain engineering inspections, appraise, and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Property and to determine the suitability of the Property for the uses intended by Purchaser (including without limitation, inspect, review and copy any and all documents in the possession or control of Seller, its agents, contractors or employees, and which pertain to the construction, ownership, use, occupancy or operation of the Property or any part thereof). Any inspection of units shall be made during ordinary business hours after reasonable advance notice to Seller, subject to the terms of the existing leases and with minimal interference to the tenants. Also during such time period, Seller shall make all of Seller's books, files and records, including without limitation, the current rent roll for the Property, tax and insurance bills, utility account numbers and service contracts relating in any way to the Property available for examination by Purchaser and Purchaser's agents and representatives, who shall have the right, all at Purchaser's expense, to make copies of such books, files and records and to extract therefrom such information as they may desire, and who shall have the right to audit and have certified by the auditors, thoroughly and completely, all income and expenses, profits and losses, and operational results of the Property for the calendar years 1993-1995 and for the current calendar year to date, with delivery of an audit letter by Seller in the form of Exhibit O attached hereto.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property as near as reasonably possible to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys reasonably acceptable to Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2.Seller makes no representations or warranties relating to the condition of the Property or the Personal Property, except as specifically set forth herein. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser, any affiliate, parent of Purchaser, all shareholders, employees, officers and directors of Purchaser or Purchaser's affiliate or parent, and their respective successors and assigns covenant not to sue Seller or the Affiliates of Seller, and hereby agree not to bring, assert or maintain any action or claim for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown, or any liability associated therewith. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Seciton 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3.Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4.Seller has provided to Purchaser the following existing report:
Environmental/Industrial Hygiene Assessment Report prepared by Comprehensive Environmental Assessments for the Lender (hereinafter defined), dated July 11,
1994 ("Existing Report").   Seller makes no representation or warranty
concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8.   CLOSING.
     8.1.The closing of this transaction (the "Closing") shall be September
19, 1996 (the "Closing Date"), subject to extension in accordance with the terms of Paragraphs 5 and 6 of this Agreement, at the office of Title Insurer in Atlanta, Georgia, or Chicago, Illinois, as the parties agree, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing.

     8.2.On the Closing Date, the Purchaser shall assume all obligations of the Seller under the Existing Bond and Mortgage Documents accruing from and after the Closing Date as evidenced and/or secured by, among other items, the Indenture (hereinafter defined), the Financing Agreement (hereinafter defined), the Regulatory Agreement, the Guaranty (hereinafter defined), Multifamily Note (hereinafter defined) and the Multifamily Deed to Secure Debt (hereinafter defined), which Bonds will have an outstanding principal balance of approximately $16,675,000.00 as of July 1, 1996. In addition, Purchaser or Purchaser's affiliate shall assume all obligations accruing from and after the Closing Date of the "Key Principal" under the terms of the Multifamily Note and the Multifamily Deed of Trust. Seller hereby authorizes Purchaser to discuss any and all issues relating to the Bonds and the Existing Bond and Mortgage Documents with Fannie Mae, the Issuer, the Trustee, the Lender (all such terms, hereinafter defined) and any other interested parties. Seller will reasonably cooperate with Purchaser in facilitating such discussions.

9.   CLOSING DOCUMENTS.
     9.1.On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, plus or minus prorations under this Agreement, an assumption of the documents set forth in Paragraphs 9.2.3,
9.2.4 and 9.2.13 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. Except as otherwise provided in this Paragraph 9.2, no later than two
(2) business days prior to the Closing Date, Seller shall deliver to Purchaser an original or draft of the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, or if original is not available, certified to the best of Seller's knowledge to be true and correct copies thereof, leases, certificates of occupancy, plans and specifications, contracts, permits, guarantees and warranties affecting the Property in Seller's possession, to be delivered at the Property;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser subject to terms of the leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11. an updated rent roll in a form similar to Exhibit L attached hereto certified by Seller to be true, accurate and complete as of the date of the rent roll;
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          9.2.12. originals, to the extent in Seller's possession or control, or copies of Existing Bond and Mortgage Documents;

          9.2.13. an assignment and assumption of Existing Bond and Mortgage Documents (in the form of Exhibit M);

          9.2.14. an opinion of bond counsel satisfying the requirements of Paragraph 18.2.2 below;

          9.2.15. on the Closing Date, the Title Policy (or marked-up commitment therefor) insuring fee simple title to the Property in Purchaser (or Purchaser's assignee, if applicable) in the amount of the Purchase Price subject only to the Permitted Exceptions and the Unpermitted Exceptions waived by Purchaser;

          9.2.16. to the extent in the possession or control of Seller, all keys for the Property, with identification of the locks to which each such key relates;

          9.2.17. a certificate from Seller in form and substance satisfactory to bond counsel to enable bond counsel to render a standard opinion as to the tax-exempt status of the Bonds, such form to be agreed upon by the parties prior to the end of the inspection period; and

          9.2.18. a properly completed transfer tax form, if required.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.
11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND IN THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $50,000.00 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.
     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); prepaid associations dues, refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; prepaid or accrued (as the case may be) interest on the Existing Bond and Mortgage Documents; management fees if and to the extent payable to a third party manager for rent received and prorated for the month of Closing; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. To the extent any escrows or bond repayment deposits established in connection with the Bonds or Existing Bond and Mortgage Documents are not refunded to Seller at Closing, the proceeds in said escrows shall be assigned to Purchaser and the amounts thereof shall be a credit to Seller at the Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph
12.2 below.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date after the payment to Purchaser of all current basic rent shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use commercially reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, or to any fund sponsored by Purchaser or its affiliate, provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Apartment Realty Advisors ("ARA") (to be paid by Seller) of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to ARA. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS, WARRANTIES AND COVENANTS.
     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Daniel Charleston or Mike Becker, Asset Manager of the Property, (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties as of the date of this Agreement and the Closing Date subject to Paragraph 16.4 of this Agreement, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein;
(iii) the rent roll attached hereto as Exhibit L which Seller will update as of the Closing Date is accurate as of the date set forth thereon; (iv) a true and correct list of the Existing Bond and Mortgage Documents is attached as Exhibit N; (v) Seller has not received any written notice that Seller or Balcor Realty Investors 85-Series III is in default under any of the Existing Bond and Mortgage Documents to which they are a party; (vi) Seller has not taken any action (or failed to take any required action under the Existing Bond and Mortgage Documents) the effect of which is to cause the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Internal Revenue Code of 1986, as amended (and the regulations thereunder), or to otherwise cause the interest on the Bonds not to be excluded from gross income for federal income tax purposes; (vii) Seller has no employees at the Property; (viii) Seller has not entered into any agreement concerning the sale of the Property which conflicts with the terms of this Agreement; (ix) the list of service contracts attached hereto as Exhibit H is complete as of the date noted on Exhibit H, and Seller has no knowledge of any material default by Seller under the terms of any said service contracts; (x) Seller has no knowledge of any material default by Seller under any lease for the Property; (xi) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property; (xii) Seller has not received any notice from any person of any claim of a default on the part of any party to any of the Existing Bond and Mortgage Documents which questions the authority of the Issuer to execute and deliver the Bonds or the validity or enforceability of the Existing Bond and Mortgage Documents; (xiii) Seller has not received any written notice of any fire or building code violations with respect to the Property; and (xiv) Seller has no knowledge of any additional environmental reports of the Property commissioned by Seller since June 1, 1994.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     16.4. If at any time after the execution of this Agreement either Purchaser or Seller becomes aware of information which causes a representation or warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose that information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate action to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of tenancies changes between the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraphs 16.2 or 16.6 herein, the Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement of which the claiming party has actual knowledge prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing for a period of one hundred twenty (120) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of one hundred twenty (120) days immediately following Closing).

     16.6. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty, including maintaining casualty insurance for the Property.

17.  LIMITATION OF LIABILITY.

     17.1. Neither any Affiliate of Seller, nor any of their or Seller's respective beneficiaries, shareholders, partners, directors, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller for damages in connection with or arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $300,000.00. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all right to sue or recover from Seller any amount greater than said limit.

18.  CONDITIONS PRECEDENT.

     18.1. The Property is currently encumbered by those certain Multifamily Housing Revenue Refunding Bonds, (North Hill Apartments Project) Series 1994 in the original aggregate principal amount of $16,880,000.00 (the "Bonds") as evidenced and/or secured by, among other items, the following documents (collectively with any other documents made in connection with the Bonds and the financing and/or refinancing relating thereto with respect to the Property are hereinafter referred to as the "Existing Bond and Mortgage Documents"): (a) the Multifamily Note (the "Note") made by Seller for the benefit of Issuer, endorsed by Issuer to Lender, and endorsed by Lender to the Federal National Mortgage Association ("Fannie Mae"); (b) that certain Indenture of Trust dated as of December 1, 1994 (the "Indenture") between the Housing Authority of the County of DeKalb, Georgia, a public body corporate and politic of the State of Georgia (the "Issuer") and Bank South N.A., Atlanta, Georgia, a national banking association (the "Trustee"); (c) the Financing Agreement dated as of December 1, 1994 (the "Financing Agreement") pursuant to which the proceeds of the Bonds were loaned to Seller, by and among the Issuer, the Trustee, the Seller and Washington DUS, Inc., a Delaware corporation (the "Lender"); (d) the Second Amended and Restated Land Use Restriction Agreement dated as of December 1, 1994 (the "Regulatory Agreement") by and among the Issuer, the Seller and the Trustee; (e) the Multifamily Deed to Secure Debt,

Assignment of Rents and Security Agreement made by Seller for the benefit of Issuer; (f) the Replacement Reserve and Security Agreement dated December 1, 1994 (the "Replacement Reserve") by and between Seller and Lender; and (g) the Guaranty Agreement dated December 1, 1994 (the "Guaranty") by and between Balcor Realty Investors 85-Series III, a Real Estate Limited Partnership, an Illinois limited partnership, and the Issuer; and (h) those documents listed on Exhibit N attached hereto.

     18.2. Purchaser and Seller agree that the performance of their obligations under this Agreement shall be subject to the party(ies) (as specified below) unconditionally procuring, using commercially reasonable efforts, on or before the Closing Date the following:

          18.2.1. Seller and Purchaser obtaining, on terms acceptable to Purchaser and Seller in their sole and absolute discretion, the written consent of Issuer, Trustee, Lender and Fannie Mae and any other applicable parties to (a) the assignment to and assumption by Purchaser of the Bonds and the Existing Bond and Mortgage Documents and (b) the sale of the Property to Purchaser;

          18.2.2. Purchaser and Seller satisfying all other conditions to the transfer of the Bonds arising out of the Existing Bond and Mortgage Documents upon terms reasonably acceptable to Purchaser including, without limitation, any bond counsel's opinion or opinion of Purchaser's counsel required by such transfer;

          18.2.3. Seller obtaining, on terms acceptable to Seller in Seller's sole and absolute discretion, the written acknowledgment of Issuer, Trustee, Lender and Fannie Mae to the release of Seller and Seller's affiliated entities in connection with any and all liabilities and obligations arising out of the Bonds and Existing Bond and Mortgage Documents;

          18.2.4. Seller shall have executed and delivered to bond counsel a certificate in form and substance sufficient to enable bond counsel to render a standard opinion as to the tax-exempt status of the Bonds; and

          18.2.5. Bond counsel shall have committed to issuing its opinion as required under the Existing Bond and Mortgage Documents.

The foregoing conditions set forth in Paragraphs 18.2.1, 18.2.2, 18.2.3, 18.2.4 and 18.2.5 shall hereinafter be referred to as the "Conditions Precedent".
Both Seller and Purchaser shall fully cooperate with each other and use good faith efforts to satisfy the Conditions Precedent, including, but not limited to, Purchaser submitting to Issuer, Trustee, Lender and Fannie Mae all reasonably requested financial and other information.

     18.3. In the event any of the Conditions Precedent are not satisfied or waived on or before the Closing Date, then this Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement, except for the indemnities set forth in Paragraphs 7 and 15 of this Agreement.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:     N.H. Associates
                         c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Alan Lieberman
                         (847) 317-4360
                         (847) 317-4462 (FAX)

     and to:             Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

          TO PURCHASER:  Jupiter Realty Corporation
                         1050  17th Street
                         Suite 1000
                         Denver, Colorado  80265
                         Attention:  Greg Davine
                         (303) 893-7073
                         (303) 893-7001 (FAX)

     and to:             Jupiter Realty Corporation
                         92 Broad Street
                         Charleston, South Carolina  29401
                         Attention:     Jay Luzuriaga
                         (803) 853-1255
                         (803) 853-1257 (FAX)

     and one copy to:    Jenner & Block
                         330 North Wabash
                         Chicago, Illinois  60611
                         Attention:  Donald Resnick, Esq.
                         (312) 222-9350
                         (312) 527-0484 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

26. SERVICE CONTRACTS. Attached hereto as Exhibit H is a list of service contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts accruing from and after the Closing Date. Seller agrees not to enter into any other service contracts affecting the Property, except for service contracts which are terminable on not more than thirty (30) days notice. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

27. PROPERTY EXCHANGE. At Purchaser's election, the Property will be used by Purchaser to constitute replacement property, in an exchange under Section 1031 of the Internal Revenue Code, for certain property which Purchaser or its affiliates currently owns (the "Relinquished Property"). Seller will cooperate with Purchaser (at no cost to Seller) in effecting such an exchange in compliance with the Internal Revenue Code and applicable treasury regulations, to the extent that Seller will consent to and acknowledge an assignment of Purchaser's rights under this Agreement to the Title Company, or to another qualified intermediary designated by Purchaser for purposes of acquiring the Property with proceeds from the disposition of the Relinquished Property. Seller will not be responsible for the tax consequences to Purchaser of the transactions contemplated under this Agreement and under the agreement to sell the Relinquished Property. Seller will not be required to accept title to the Relinquished Property and will have no obligations whatsoever to the owner of the Relinquished Property. The assignment by Purchaser of its rights hereunder to the Title Company, or to another qualified intermediary, for purposes of effecting such an exchange, will not relieve Purchaser of any of its obligations under this Agreement.

28. ATTORNEYS' FEES. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs, subject to the maximum aggregate liability of Seller under Paragraph 17.2 of this Agreement.

29. PHYSICAL OCCUPANCY REQUIREMENT. If the rent roll delivered at Closing in accordance with Paragraph 9.2.11 of this Agreement indicates a physical occupancy rate for the Property of less than ninety-two percent (92%), then the Purchase Price shall be reduced by an amount equal to the product of (a) Six Thousand and No/100 Dollars ($6000.00) multiplied by (b) the amount by which ninety-two percent (92%) exceeds the actual percentage of physical occupancy for the Property multiplied by 100 (rounded to the nearest whole number). For example, if the rent roll delivered at Closing reflects a physical occupancy rate of ninety-five percent (95%), then there will be no reduction in the Purchase Price. If the rent roll delivered at Closing reflects a physical occupancy rate of ninety and 40/100 percent (90.40%), then the Purchase Price will be reduced by $12,000 (i.e., 92% minus 90.4% equals 1.6%, rounded to the nearest whole number equals 2%, times 100 equals 2, times $6000.00 equals $12,000.00).

30. SEVERABILITY. If any provision of this Agreement conflicts with applicable law, such conflict shall not affect other provisions of which can be given effect without the conflicting provisions, and to this end the provisions of this Agreement are declared to be severable.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


PURCHASER:

JUPITER REALTY CORPORATION,
an Illinois corporation


By:  /s/Gregory R. Davine
     ---------------------------
Name:   Gregory R. Davine
     ---------------------------
Its:    Vice President
     ---------------------------



SELLER:

N.H. Associates, an Illinois limited partnership

By:  North Hill Partners, an Illinois joint venture, its general partner

     By: Thornhill Limited Partnership, an Illinois limited partnership, a joint venture partner

          By: Balcor Partners-XVI, an Illinois general partnership, its general partner

               By: RGF-Balcor Associates-II, an Illinois general partnership, a partner

                    By: The Balcor Company, a Delaware corporation, a general partner

                         By:  /s/Phillip A. Schechter
                              ----------------------------
                         Name:   Phillip A. Schechter
                              ----------------------------
                         Its:    Authorized Agent
                              ----------------------------

_________________ of Apartment Realty Advisors ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated December 5, 1995 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release in the appropriate form stating that no other fees or commissions are due to it from Seller or Purchaser.



                              APARTMENT REALTY ADVISORS



                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Its:
                                   ------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    FIRPTA Statement

K    -    Notice to Tenants

L    -    Rent Roll

M    -    Assignment and Assumption of Existing Bond and Mortgage Documents

N    -    Additional Existing Bond and Mortgage Documents

O    -    Audit Letter

                                N.H. ASSOCIATES

                                 July 15, 1996

Jupiter Realty Corporation
1050  17th Street
Suite 1000
Denver, Colorado  80265

Attention:  Greg Devine

     Re:  North Hill Apartments, Atlanta, Georgia

Dear Mr. Devine:

     Reference is hereby made to that certain Agreement of Sale (the "Agreement") dated July 15, 1996 by and between N.H. Associates, an Illinois limited partnership ("Seller") and Jupiter Realty Corporation, an Illinois corporation ("Purchaser"). All capitalized terms which are used herein but which are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

     Paragraph 18 of the Agreement provides that the performance of Purchaser's and Seller's obligations under the Agreement shall be subject to the parties having satisfied the Conditions Precedent on or before the Closing Date. If any Condition Precedent has not been satisfied in accordance with the terms of Paragraph 18.2, then Seller or Purchaser may deliver notice ("Extension Notice") to the other party on or before September 12, 1996 extending the date for the satisfaction of the Conditions Precedent until October 14, 1996, in which event the Closing of this transaction shall be extended to the date which is five (5) business days after the satisfaction of the Conditions Precedent, but in no event later than October 21, 1996. The receiving party shall acknowledge the Extension Notice and forward a copy of the acknowledged Extension Notice to the Title Company as evidence of the parties' intent to extend the Closing Date. In the event any of the Conditions Precedent are not satisfied on or before September 12, 1996, and Seller or Purchaser does not deliver an Extension Notice in accordance with the terms hereof, then the Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under the Agreement except for the indemnities set forth in Paragraphs 7 and 15 of the Agreement. In the event Seller or Purchaser elects to extend the date for satisfying the Conditions Precedent in accordance with the terms of this letter and the Conditions Precedent have not been satisfied on or before October 14, 1996, then the Agreement shall be terminated, and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under the Agreement, except for the indemnity set forth herein in Paragraphs 7 and 15 of the Agreement.

     Purchaser hereby agrees to pay all costs and expenses associated with procuring and satisfying the Conditions Precedent, including, but not limited to, any opinion of counsel required under the Existing Bond Documents and any assumption or transfer fee or related fees due Issuer, Trustee, Lender or

Fannie Mae in connection with the sale of the Property to Purchaser or the assignment to and assumption of the Existing Bond and Mortgage Documents by Purchaser. In the event of a termination of the Agreement under either the terms of Paragraph 7 of the Agreement or the terms of this letter, all expenses incurred in association with procuring and satisfying the Conditions Precedent shall be deducted from the Earnest Money and paid. The balance of the Earnest Money, together with any interest earned thereon, shall then be paid to Purchaser.

     In the event of an inconsistency between the terms of this letter and the terms of the Agreement, the terms of this letter shall govern and control. Please acknowledge your agreement to the foregoing by executing a copy of this letter and returning it to the undersigned.

Very truly yours,

N.H. Associates, an Illinois limited partnership

By:  North Hill Partners, an Illinois joint venture, its general partner

     By: Thornhill Limited Partnership, an Illinois limited partnership, a joint venture partner

          By: Balcor Partners-XVI, an Illinois general partnership, its general partner

               By: RGF-Balcor Associates-II, an Illinois general partnership, a partner

                    By: The Balcor Company, a Delaware corporation, a general partner

                         By:  /s/ Phillip A. Schechter
                              -----------------------------------
                         Name:    Phillip A. Schechter
                              -----------------------------------
                         Its:     Authorized Agent
                              -----------------------------------



ACCEPTED AND AGREED TO this    day of July, 1996.

JUPITER REALTY CORPORATION,
an Illinois, corporation

By:  /s/Gregory R. Davine
     ---------------------------------
Name:   Gregory R. Davine
     ---------------------------------
Its:    Vice President
     ---------------------------------
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